Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES PERSONNEL CHANGE

DENVER, COLORADO, August 2, 2010 /Marketwire/ – Venoco, Inc. (NYSE: VQ) announced that its President, Bill Schneider, will resign effective August 13, 2010 to pursue other opportunities.

“Bill has been an integral part of reshaping the company since he joined us in 2005.  With the divestment of our Texas assets and our focus on our Monterey Shale opportunity, we are less focused on the acquisition side of the business, which was a significant part of Bill’s role at Venoco,” said Tim Marquez, Chairman and CEO.  “We’ve enjoyed working with Bill and wish him all the best in his future endeavors.”

Mr. Schneider added, “It has been an exciting five and half years for me and I’ve enjoyed participating in Venoco’s growth.  Venoco’s future looks very promising – particularly the enormous opportunity in the Monterey Shale play.  It has been a pleasure working with Tim, the board and an exceptional group of talented and dedicated employees.”

Following Mr. Schneider’s departure the position of president will be eliminated.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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